Exhibit 99.1

News Release

Weatherford Reports First Quarter 2015 Results
First Quarter revenue decreased 22% year-on-year; decrementals of 20.4%
First Quarter revenue decreased 25% sequentially; decrementals of 33.5%
North America revenue decreased 34% sequentially; decrementals of 48.8%
International revenue decreased 17% sequentially; decrementals of 9.7%
Reduction in force target increased to 10,000
2015 capital expenditures target reduced to $850 million
BAAR, SWITZERLAND, April 22, 2015 - Weatherford International plc (NYSE: WFT) reported a net loss before charges of $33 million ($0.04 net loss per share non-GAAP) on revenues of $2.79 billion for the first quarter of 2015.

First Quarter 2015 Highlights

•	International operating income margins improved 120 basis points sequentially, led by Latin America and the Middle East/North Africa/Asia Pacific region;

•	Free cash flow improved $426 million over the first quarter of 2014 and capital expenditures of $224 million ($194 million net of lost-in-hole) remain in line with our reduced full-year guidance;

•	As of March 31, 2015, completed 81% of the initial 8,000 headcount reduction plan with realized annualized savings of $422 million; and

•	Reduction in force target now increased by 2,000 to 10,000 employees.

(In Millions, Except Percentages and bps)	Three Months Ended			Change
	3/31/2015	12/31/2014	3/31/2014	Sequential	Year-on-Year
Total
Revenue	$2,794	$3,727	$3,596	(25)%	(22)%
Operating Income	$238	$552	$402	(57)%	(41)%
Operating Income Margin	8.5%	14.8%	11.2%	(626 bps)	(264 bps)
Operating Income Decrementals/(Incrementals)				33.5%	20.4%
North America
Revenue	$1,163	$1,769	$1,610	(34)%	(28)%
Operating Income	$(10)	$286	$203	(103)%	(105)%
Operating Income Margin	(0.8)%	16.2%	12.6%	(1,700 bps)	(1,345 bps)
Operating Income Decrementals/(Incrementals)				48.8%	47.6%
International
Revenue	$1,436	$1,736	$1,644	(17)%	(13)%
Operating Income	$238	$268	$223	(11)%	7%
Operating Income Margin	16.6%	15.4%	13.6%	+120 bps	+301 bps
Operating Income Decrementals/(Incrementals)				9.7%	(7.2)%
Land Drilling Rigs
Revenue	$195	$222	$342	(12)%	(43)%
Operating Income	$10	$(2)	$(24)	n/m	n/m
Operating Income Margin	5.2%	(0.7)%	(7.1)%	+589 bps	+1,227 bps
Operating Income Decrementals/(Incrementals)				(44.0)%	(23.3)%
(All Operating Income numbers are non-GAAP and numbers in the table above reflect actual results and may not compute from the table due to rounding; n/m = not meaningful)

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “We managed a difficult first quarter successfully with much better sequential decrementals of 34% compared with 49% in the first quarter of 2009. This is due to the resilience of our international operations and margins as well as our aggressive cost reductions in the face of rapidly declining activity and pricing. North America was very challenged and we believe the cost actions we have taken and will take in the second quarter will recover margins in the second half of the year. Internationally, our margin improvement, both sequentially and year-on-year was best-in-class. We more than offset activity and pricing headwinds with cost reduction initiatives while protecting our market share. Our headcount at the end of the quarter dipped to 49,000 from 56,000 at the start of the year. This is rapid progress. Our current 18% headcount reduction goal for the year will leave us with about 39,000 employees in our core businesses and 6,000 rig employees. We are focused on de-layering our organization structure and emerging from this down cycle a leaner, fitter and much more disciplined company, poised to improve margins with strong incrementals going forward.”

First Quarter 2015 Results

Revenue for the first quarter of 2015 was $2.79 billion compared with $3.73 billion in the fourth quarter of 2014 and $3.60 billion in the first quarter of 2014. First quarter revenues declined 25% sequentially and 22% from the prior year. Excluding the impact of the 2014 divestitures, first quarter revenues declined 23% sequentially and 16% year-on-year. Sequentially, activity and pricing reductions comprised the bulk of the revenue decline coupled with a stronger dollar weighing on the revenue of many countries, principally Venezuela, Russia and Canada. GAAP Net Loss for the first quarter of 2015 was $118 million, or a net loss of $0.15 per diluted share.

After-tax charges of $85 million for the first quarter include:

•	$35 million (pre-tax $41 million), primarily for severance costs related to our 2015 cost reduction plan;

•	$26 million (pre-tax $26 million), due to the devaluation of the Venezuelan Bolivar;

•	$14 million (pre-tax $18 million), net charges, including true-ups related to our 2014 divestiture activity and other professional fees; and

•	$10 million (pre-tax $9 million), net of legacy contract and other charges.

Net loss on a non-GAAP basis for the first quarter of 2015 was $33 million compared to net income on a non-GAAP basis of $99 million and $252 million in the first and fourth quarter of 2014, respectively.

Operating income margin declined 264 basis points compared to the first quarter of 2014. Sequential operating income declined 57% during the first quarter with operating income margins declining 626 basis points in the first quarter to 8.5%.

Segment Highlights

Starting with this quarter, the regional results reflect the core Weatherford businesses while the Land Drilling Rigs business results are disclosed as a separate operating segment. Prior period numbers have been reclassified to conform to the current presentation.

North America
First quarter revenues of $1.16 billion were down $606 million, or 34% sequentially, and down $447 million, or 28%, over the same quarter in the prior year. First quarter operating losses of $10 million were down $296 million sequentially and down $213 million from the same quarter in the prior year. The sequential decline in both revenue and operating income is due to the significant decline in the North American land rig count and pricing pressures that broadly impacted all product lines in the United States and Canada. Sequential decremental margins were 48.8% as cost reductions did not keep pace with the activity and pricing declines, marginally worse than the 44.9% decrementals experienced in the first quarter of 2009.

International Operations
First quarter revenues of $1.44 billion were down $300 million, or 17% sequentially, and down $208 million, or 13%, over the same quarter in the prior year. First quarter operating income of $238 million (16.6% margin) was down $30 million sequentially and improved by $15 million from the same quarter in the prior year, showing a 120 basis point and a 301 basis point improvement, respectively. Sequential decremental margins were 9.7% as strong execution coupled with proactive cost reductions dampened the impact of activity and pricing declines, principally in Latin America and the Middle East/North Africa/Asia Pacific regions, faring materially better than the 47.5% decrementals experienced in the first quarter of 2009.

•	Latin America
First quarter revenues of $486 million were down $178 million, or 27% sequentially, and down $23 million, or 5%, compared to the same quarter in the prior year. First quarter operating income of $98 million (20.2% margin) was down $15 million, albeit with a 331 basis point improvement and up 7%, compared to the same quarter in the prior year. The sequential revenue decline occurred primarily in Venezuela reflecting the change in exchange rates and lower activity in Colombia and Mexico. The impact of these reductions were largely offset by strong cost reduction initiatives across all countries in the region, coupled with the reduction in dollar terms of local currency denominated costs in Venezuela, resulting in low sequential decrementals of only 8%.

•	Europe/Sub-Sahara Africa/Russia
First quarter revenues of $417 million were down $80 million, or 16% sequentially, and down $99 million, or 19%, over the same quarter in the prior year. First quarter operating income of $71 million (17.0% margin) was down $24 million, or 25%, sequentially with a 208 basis point decline and was down 9% when compared to the same quarter in the prior year. The sequential decline in revenue and operating income was the result of activity related declines in the North Sea and the normal first quarter seasonality in Russia, coupled with the impact of the weaker euro, sterling and ruble. Proactive cost reductions limited sequential decrementals to 30%.

•	Middle East/North Africa/Asia Pacific
First quarter revenues of $533 million were down $42 million, or 7% sequentially, and down $86 million, or 14%, over the same quarter in the prior year. First quarter operating income of $69 million (13.0% margin) was up 15% sequentially and up 30% from the same quarter in the prior year. The sequential decline in revenues is due to lower activity and a decline from the seasonally high fourth quarter product sales, mainly in Artificial Lift and Completion. Geographically, the Asia Pacific region declined, primarily in Australia and China. Operating income margins improved sequentially by 248 basis points and by 449 basis points year-on-year, with a higher dollar margin despite the revenue declines due to a favorable activity mix led by Formation Evaluation and Well Construction combined with cost reduction actions across the region.

Land Drilling Rigs

First quarter revenues of $195 million were down $27 million, or 12% sequentially, and down $147 million, or 43%, compared to the same quarter in the prior year. First quarter operating income of $10 million (5.2% margin) was up $12 million sequentially and up $34 million from the same quarter in the prior year. The sequential decline in revenues is attributable to seasonal impacts in China and lower activity in Australia while the year-over-year reduction reflects the divestiture of the Russia and Venezuela rigs during the third quarter of last year. The operating income improvements were driven by better operating efficiency in the Gulf Countries and Oman.

Free Cash Flow and Net Debt

Free cash flow from operations consumed $266 million in the first quarter reflecting cash expenses of $58 million on the legacy Zubair contract in Iraq, $65 million in severance costs paid during the quarter and cash taxes and interest totaling to $259 million. Capital expenditures of $194 million (net of lost-in-hole) in the first quarter were down sequentially by 49% and were down 21% versus the prior year quarter. Working capital balances generated free cash of $37 million during the quarter, reflecting lower accounts receivables balances, a relatively flat inventory level largely offset by a significant pay down of accounts payable. Although the free cash flow was negative, it improved compared to the first quarter of 2014 by $426 million and reflected tighter cash management efforts. Net debt increased by $269 million sequentially, primarily in the form of increased short term borrowings.

Outlook

Due to the rapidly changing market conditions, we will continue aligning and reducing our cost as well as organizational structures to match the new environment. We have now increased our 2015 reduction in force exercise to target 10,000 positions, in place of the previously announced 8,000, with the bulk of the increase coming in North America. By the end of the first quarter of 2015, 6,449 terminations had been completed resulting in expected annualized savings of over $422 million. We expect to complete the entire revised program of 10,000 terminations by the end of the second quarter generating expected annualized savings of $640 million. We had also planned to shut down seven of our manufacturing facilities during the year. Of these, two were closed in the first quarter with four more planned for the second quarter and the seventh being targeted for closure in the third quarter. Separately, we plan to shut down and consolidate 60 operating facilities across North America by the end of the year. The procurement savings initiative is on track. Over the next few quarters, we will continue to proactively review activity levels and rapidly adjust our direct and structural cost base as needed.

Looking ahead, we expect positive free cash flow in the second quarter to largely offset the consumption of cash in the first quarter with further reductions in working capital balances, reduced severance cash payments, a positive cash outcome on the Zubair project in Iraq as milestones are achieved and continued control of capital expenditures. The full year forecast for capital expenditures has now been revised downwards by $50 million to $850 million which is 41% lower than 2014 levels. We remain confident in our ability to generate positive free cash flow on a full year basis, with continued control over capital expenditures, reduction in working capital balances and managing a cash neutral end to the Zubair project in Iraq which will contribute enough to more than offset any reduction in earnings.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “Our international performance will be resilient. Both Eastern Hemisphere and Latin America will show relative strengths through the 2015 market decline, and will outperform on margin growth. North America will remain very challenged. We are aggressively addressing direct and support costs company-wide, both in reaction to the market activity decline and for the company’s long term transformation. We are also working simultaneously to build our talent bench. Our approach is to treat this down cycle as an opportunity to become a much leaner, more efficient and streamlined organization. Our key focus areas of cost management, cash generation and talent development will pay dividends in improved market share, margins and reduced debt levels by year end.”

Reclassifications and Non-GAAP Financial Measures

Reclassifications have been made among the company’s reportable segments due to a reorganization of our business into five reportable segments. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,400 locations, including manufacturing, service, research and development, and training facilities. For more information, visit www.weatherford.com.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on April 23, 2015, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations and Corporate Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the Company’s ability to implement the planned workforce reductions; possible changes in the size and components of the expected costs and charges associated with the workforce reduction; and risks associated with the Company’s ability to achieve the benefits of the planned workforce reduction. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2015	3/31/2014
Net Revenues:
North America	$1,163	$1,610
Middle East/North Africa/Asia	533	619
Europe/SSA/Russia	417	516
Latin America	486	509
Subtotal	2,599	3,254
Land Drilling Rigs	195	342
Total Net Revenues	2,794	3,596

Operating Income (Expense):
North America	(10)	203
Middle East/North Africa/Asia	69	53
Europe/SSA/Russia	71	78
Latin America	98	92
Subtotal	228	426
Land Drilling Rigs	10	(24)
Research and Development	(64)	(69)
Corporate Expenses	(56)	(47)
Gain on Sale of Businesses and Investments, Net	3	—
Other Items	(71)	(156)
Total Operating Income	50	130

Other (Expense):
Interest and Other, Net	(131)	(135)
Devaluation of Venezuelan Bolivar	(26)	—
Net Loss Before Income Taxes	(107)	(5)

Provision for Income Taxes	—	(27)

Net Loss	(107)	(32)
Net Loss Attributable to Noncontrolling Interests	(11)	(9)
Net Loss Attributable to Weatherford	$(118)	$(41)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.15)	$(0.05)

Weighted Average Shares Outstanding:
Basic & Diluted	778	776

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Net Revenues:
North America	$1,163	$1,769	$1,814	$1,659	$1,610
Middle East/North Africa/Asia	533	575	633	579	619
Europe/SSA/Russia	417	497	555	561	516
Latin America	486	664	591	518	509
Subtotal	2,599	3,505	3,593	3,317	3,254
Land Drilling Rigs	195	222	284	394	342
Total Net Revenues	$2,794	$3,727	$3,877	$3,711	$3,596

	Three Months Ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Operating Income:
North America	$(10)	$286	$294	$254	$203
Middle East/North Africa/Asia	69	60	79	75	53
Europe/SSA/Russia	71	95	119	107	78
Latin America	98	113	97	77	92
Subtotal	228	554	589	513	426
Land Drilling Rigs	10	(2)	9	6	(24)
Research and Development	(64)	(74)	(72)	(75)	(69)
Corporate Expenses	(56)	(41)	(45)	(45)	(47)
Gain on Sale of Businesses and Investments, Net	3	311	38	—	—
Impairments & Other Charges	(71)	(716)	(201)	(374)	(156)
Total Operating Income	$50	$32	$318	$25	$130

	Three Months Ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$1,582	$1,934	$2,007	$1,855	$1,868
Completion and Production (b)	1,017	1,571	1,586	1,462	1,386
Land Drilling Rigs	195	222	284	394	342
Total Product Service Line Revenues	$2,794	$3,727	$3,877	$3,711	$3,596

	Three Months Ended
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Depreciation and Amortization:
North America	$105	$108	$108	$107	$107
Middle East/North Africa/Asia	65	70	67	71	72
Europe/SSA/Russia	50	55	52	57	54
Latin America	61	65	57	61	58
Land Drilling Rigs	29	34	37	54	54
Research and Development and Corporate	6	6	6	5	6
Total Depreciation and Amortization	$316	$338	$327	$355	$351

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
Operating Income:
GAAP Operating Income	$50	$32	$130
Gain on Sale of Businesses and Investments, Net	—	(311)	—
Restructuring, Exited Business and Severance	41	58	84
Impairments, Divestiture Related and Other Charges (a)	18	618	21
Legacy Contracts and Other	9	40	46
Tax Remediation and Restatement Expenses	—	—	5
Total Non-GAAP Adjustments	68	405	156
Non-GAAP Operating Income	$118	$437	$286

Income (Loss) Before Income Taxes:
GAAP Loss Before Income Taxes	$(107)	$(315)	$(5)
Operating Income Adjustments	68	405	156
Devaluation of Venezuelan Bolivar	26	245	—
Non-GAAP Income (Loss) Before Income Taxes	$(13)	$335	$151

Provision for Income Taxes:
GAAP Provision for Income Taxes	$—	$(148)	$(27)
Tax Effect on Non-GAAP Adjustments	(9)	77	(16)
Non-GAAP Provision for Income Taxes	$(9)	$(71)	$(43)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Loss	$(118)	$(475)	$(41)
Total Charges, net of tax	85	727	140
Non-GAAP Net Income (Loss)	$(33)	$252	$99

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.15)	$(0.61)	$(0.05)
Total Charges, net of tax	0.11	0.93	0.18
Non-GAAP Diluted Earnings (Loss) per Share	$(0.04)	$0.32	$0.13

GAAP Effective Tax Rate (b)	—%	(47)%	(540)%
Non-GAAP Effective Tax Rate (c)	(73)%	21%	28%

(a)
Impairments, Divestiture Related and Other Charges of $18 million in the three months ended March 31, 2015 primarily include adjustments related to our 2014 divestiture activity and other professional fees.

(b)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(c)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Assets:
Cash and Cash Equivalents	$512	$474	$582	$571	$367
Accounts Receivable, Net	2,631	3,015	3,259	3,291	3,480
Inventories, Net	3,052	3,087	3,229	3,281	3,238
Property, Plant and Equipment, Net	6,932	7,123	7,555	7,677	7,581
Goodwill and Intangibles, Net	3,311	3,451	3,663	3,799	3,767
Equity Investments	101	106	266	262	297
Current Assets Held for Sale	—	—	538	1,326	1,551

Liabilities:
Accounts Payable	1,462	1,736	1,749	1,783	1,848
Short-term Borrowings and Current Portion of Long-term Debt	1,554	727	1,715	2,404	2,283
Long-term Debt	6,278	6,798	7,004	7,021	7,039
Current Liabilities Held for Sale	—	—	77	268	308

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 3/31/2015:
Net Debt at 12/31/2014			$(7,051)
Operating Income			50
Depreciation and Amortization			316
Capital Expenditures			(224)
Decrease in Working Capital			37
Income Taxes Paid			(88)
Interest Paid			(171)
Net Change in Billing in Excess/Costs in Excess			(78)
Other			(111)
Net Debt at 3/31/2015			$(7,320)

Components of Net Debt	3/31/2015	12/31/2014	3/31/2014
Cash	$512	$474	$367
Short-term Borrowings and Current Portion of Long-term Debt	(1,554)	(727)	(2,283)
Long-term Debt	(6,278)	(6,798)	(7,039)
Net Debt	$(7,320)	$(7,051)	$(8,955)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended
	3/31/2015	12/31/2014	3/31/2014
Net Cash Used in Operating Activities	$(42)	$585	$(406)

Less: Capital Expenditures for Property, Plant and Equipment	(224)	(405)	(286)

Free Cash Flow	$(266)	$180	$(692)

Free Cash Flow: Free cash flow is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.